Exhibit 99.1 Press Release dated July 9, 2008

Michael Jones Joins NextPhase Wireless as CTO
Wednesday July 9, 8:30 am ET

ANAHEIM, Calif., July 9 /PRNewswire-FirstCall/ -- NextPhase Wireless, Inc. (OTC Bulletin Board: NPHS - News), a nationwide developer of WiMAX-ready networks and provider of advanced broadband solutions, is happy to announce that Michael Jones, current Board of Director member has agreed to take on the position of NextPhase's Chief Technology Officer.

Michael Jones has returned to the NextPhase headquarters in California and is leading the rapidly expanding and improving IT department. Since his return NextPhase has made substantial improvements to their infrastructure. As a senior member of the board since its inception in 2005, Mr. Jones has worked tirelessly and harmoniously with his fellow board members to constantly improve the Company's position in the industry. When the opportunity arose to come back to the day to day leadership of the IT department, Mr. Jones was eager to assist.

"Michael Jones has been a friend of NextPhase since the Company began. His technical and industry knowledge has been evident to the Board since I assumed the position of Chairman in 2006. He has acted fairly, impartially, and has generated ideas for the committees of our Board," said Tom Hemingway, Chairman and COO of NextPhase Wireless. "His resume and experience is stellar in this industry. He brings the knowledge and dedication we need and he has already made substantial improvements to our network infrastructure," continued Mr. Hemingway.

About NextPhase Wireless, Inc.

With a mission to build a device-agnostic, WiMAX-ready, wireless broadband connectivity/content delivery platform serving all 48 contiguous U.S. states, NextPhase Wireless is focused on providing connectivity services and solutions to businesses, public school systems and local government agencies. Using licensed WiMAX and LMDS spectrum bands, the Company offers fully-integrated solutions with the highest levels of reliability, security, flexibility, scalability and price-performance. For more information, please visit http://www.npwireless.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, acceptance of the Company's current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

     CONTACT:
     Robin Cruse
     NextPhase Wireless
     (714)765-0010